Exhibit 10.1

June 16, 2014

Robert E. Sadler, Jr.

[Address Redacted]

RE: Consulting Agreement

Dear Bob:

M&T Bank Corporation (M&T) is pleased that you have agreed to renew your Consulting Agreement for an additional two year period, as detailed below. This letter describes the terms and conditions of your services as a consultant, as well as the remuneration provided for those services.

1.	Purpose of Engagement

Upon the terms and subject to the conditions of this letter, you agree to serve as a consultant to M&T. The services to be performed as a consultant will include, but are not limited to: (1) provide strategic advice and counsel regarding all aspects of the business to M&T management and the Board of Directors of M&T, as requested, including product development/expansion, enterprise geographic expansion, acquisitions, mergers, and certain customer transactions; (2) be available to meet with, and to be involved with, clients and counterparties, at the request of M&T, where M&T believes that your personal knowledge, attendance and participation may be beneficial to M&T; (3) represent M&T at industry functions and/or with industry trade groups; (4) serve as Chairman of the Florida Advisory Council of Wilmington Trust, National Association; and (5) perform such other services as the parties may mutually agree upon from time to time during this engagement (collectively, the “Services”). You agree to perform the Services faithfully and diligently for M&T as set forth in this letter agreement.

2.	Term

The term of this consulting agreement shall be from July 1, 2014 until June 30, 2016 (the “Term”), unless it is sooner terminated or renewed, each as provided in this letter agreement. You are under no obligation to continue this engagement beyond the Term. Additionally, M&T and you may mutually terminate the Term before it is scheduled to expire as provided for in Section 4.

3.	Fees

During the Term, you will receive an annual retainer of $200,000.00 (the “Consulting Fee”). The Consulting Fee will be payable quarterly in arrears. In addition, during the Term, M&T shall provide you with the use of an office located at One M&T Center, Buffalo, NY 14203 and administrative support, as determined by M&T in its discretion, and shall reimburse actual out-of-pocket expenses reasonably incurred by you in connection with the Services (subject to M&T’s applicable expense reimbursement policy, as in effect from time to time).

4.	Renewal and Termination

M&T or you may terminate the Term for any reason before its scheduled expiration by written notice to the other party, which notice may be effective immediately. No part of the Consulting Fee will be payable for any period following the date of termination.

The Term may be renewed from time to time if agreed to in writing by M&T and you (although neither party has any obligation to agree to a renewal term).

5.	Independent Contractor

You agree that you are performing the Services for M&T as an independent contractor and not as an employee or M&T.

To acknowledge that the foregoing terms are acceptable to you, please execute and return a copy of this letter agreement to my attention.

Very truly yours,

M&T Bank Corporation

By:	/s/ Stephen J. Braunscheidel
Stephen J. Braunscheidel
Executive Vice President

Accepted and Agreed:

/s/ Robert E. Sadler, Jr.
Robert E. Sadler, Jr.